================================================================================



                                    AGREEMENT

                                       FOR

                           PURCHASE AND SALE OF STOCK

                             dated October 27, 1997

                                  by and among

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.,

                                STANLEY L. FURST

                                       and

                                  JOEL E. FURST











================================================================================

                                    AGREEMENT
                                       FOR
                           PURCHASE AND SALE OF STOCK




         THIS AGREEMENT is made and entered into this 27th day of October, 1997, by and among American Business Financial Services, Inc., a Delaware corporation ("ABFS" or "Buyer") and Stanley L. Furst and Joel E. Furst (each a "Shareholder" and collectively "Shareholders").

         WHEREAS, each Shareholder is the record and beneficial owner of 475 shares of Common Stock, no par value per share, of New Jersey Mortgage and Investments, Corp., a New Jersey corporation ("NJMIC" or the "Company"), which 950 shares of Common Stock (the "Stock"), constitute all of the issued and outstanding capital stock of NJMIC;

         WHEREAS, the Company is engaged in the businesses of (a) being a lender which offers a broad range of products, including FNMA/FHLMC first mortgages, FHA/VA loans, mixed-use/multi-family loans as well as first and second lien non-conforming sub-prime home-equity loans; and (b) through its wholly-owned subsidiary, Federal Leasing Corp, a New Jersey corporation ("FLC"), leases capital equipment for medical, industrial and commercial use (collectively the "Business");

         WHEREAS, Buyer desires to purchase and Shareholders desire to sell to Buyer all, but not less than all, of the Stock, upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, intending to be legally bound hereby, the parties agree as follows:


                                     ARTICLE

                                 THE TRANSACTION

         On and subject to the terms and conditions of this Agreement, Shareholders agree to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase, accept, assume and receive, all right, title and interest in and to the Stock at the Closing, free and clear of any and all liens, encumbrances, pledges, security interests, mortgages, restrictive agreements or claims of any nature whatsoever.

                                    ARTICLE I

                           CONSIDERATION FOR TRANSFER

         1.1. Consideration. The aggregate consideration to be paid by Buyer to Shareholders for the Stock shall consist of the following:

                  (a) Closing Payment. At Closing, Buyer shall pay Shareholders the following: $11,000,000 in aggregate by wire transfer of immediately available funds to one or more accounts specified by Shareholders and a number of whole shares of ABFS, par value $.001 per share, common stock ("ABFS Common Stock") obtained by dividing $500,000 by the "Fair Market Value" of ABFS Common Stock (collectively the "Closing Payment"). For purposes of the foregoing, the "Fair Market Value"of ABFS Common Stock will be determined by averaging the closing prices for ABFS Common Stock on the stock market where such stock is then traded for the ten (10) trading days (i.e., days in which trades occurred) ending on the second trading day before Closing. Fractional shares of ABFS

Common Stock will not be issued but any fractional shares obtained by the above formula shall be rounded-up to the nearest whole share. The shares of ABFS Common Stock will not be registered under the Securities Act of 1933 (as amended) and applicable state securities laws, and will not be transferable by either Shareholder for a period of three (3) years following the Closing Date without the prior written consent of the Company which consent shall not be unreasonably withheld. At the end of such three-year period, to the extent that either Rule 144 or another exemption is not then available to allow the Shareholders to freely transfer said stock, the Buyer shall take all such steps as may be reasonably necessary (including without limitation registering such stock, if necessary) to make such stock freely transferable.

                  (b) Collection Payment and Collection Payment Interest.

                           (i) Buyer shall pay Shareholders by wire transfer of
immediately available funds up to an aggregate amount not to exceed $5,000,000 (the "Collection Payment") as follows:

                                    Beginning six (6) months from the Closing
Date and for each of the next five (5) six-month periods thereafter (the "Collection Payment Periods") (i.e. a total of six (6) Collection Payment Periods), Buyer shall pay to Shareholders by wire transfer of immediately available funds to one or more accounts specified by Shareholders within ten
(10) business days (subject to Section 2.1(e) hereof) of the end of each Collection Payment Period an amount calculated as follows:

                  The amount of $833,333.33 (the "Base Amount") (i) reduced by the amount of any excess of the sum of any Amount in Default for the current Collection Payment Period and any Accrued Amount in Default for the immediately prior Collection Payment Period (which number shall be zero for the first Collection Payment Period) over $166,666.66 and (ii) increased by the sum of any Recoveries and any Carryover Loan Loss Reserve (collectively the net of (i) over (ii) above "Adjustments to the Base Amount"); provided, however, such Collection Payment during any Collection Payment Period may not exceed the sum of the Base Amount and the Recoveries.

                                    For purposes of this Section, "Collection
Payment Assets" is defined as: (i) all leases owned by NJMIC and/or its Subsidiaries and any assets on the books and records of NJMIC as a result of lease securitizations, on September 30, 1997, (ii) all loans owned by NJMIC and/or its Subsidiaries and any assets on the books and records of NJMIC as a result of loan securitizations, each on September 30, 1997, and (iii) as otherwise set forth, in each case, on Exhibit "A".

                                    For purposes of this Section, "Amount in
Default" is defined as the book value of the Collection Payment Assets which are, at the end of each Collection Payment Period, contractually past due for ninety (90) days or more or, in the case of Collection Payment Assets that are not loans or leases, the amount of any negative adjustment in book value due to the performance or evaluation of the underlying assets; such book value to be determined as of the date a Collection Payment Asset becomes ninety (90) days or more past due. With respect to Amounts in Default, Shareholders shall have the right but not the obligation to service such Collection Payment Assets included in Amounts in Default; provided that if and to the extent that the Shareholders do not elect to service such assets, the Company will service such assets at its location and using its personnel in the ordinary course of business consistent with similar assets of the Company.

                                    For purposes of this Section, "Recoveries"
is defined as the cash received from the Collection Payment Assets reduced by out-of-pocket collections costs, which Collection Payment Assets have been previously included in Amounts in Default but which have subsequently been collected in any given Collection Payment Period plus, in the case of Collection

Payment Assets that are not loans or leases, the amount of any positive adjustment in book value due to the performance or evaluation of the underlying assets.

                                    For purposes of this Section, "Accrued
Amount in Default" is defined as the excess, if any, of the Adjustments to the Base Amount over the Base Amount for any given Collection Payment Period.

                                    For purposes of this Section, "Carryover
Loan Loss Reserve" for any given Collection Payment Period is defined as any amount in excess of $166,666.66 over the sum of any Amount in Default for such Collection Payment Period and any Accrued Amount in Default for the previous Collection Payment Period.

                           (ii) Buyer shall pay Shareholders by wire transfer
of immediately available funds, interest at eight percent (8%) per annum simple interest ("Collection Payment Interest") in arrears, on a month-to-month basis, on the amount equal to $5,000,000 reduced on each Collection Payment Date by $833,333.33.

                  (c) Earnout Payment. Buyer shall pay Shareholders up to an aggregate amount not to exceed $4,000,000 (the "Earnout Payment") as follows:

                  $4,000,000 earned based on NJMIC non-conforming mortgage originations (i.e. mortgages originated by NJMIC employees on the Closing Date and/or their replacements or successors) for each year of the three-year period ("Earnout Payment Periods") following Closing to Shareholders by wire transfer of immediately available funds to one or more accounts specified by Shareholders payable up to one-third of such amount within (10) business days (subject to Section 2.1(f) hereof) of the end of each Earnout Payment Period. The amount of the Earnout Payment which shall be payable for each of the three years following Closing is as follows:


        Amount of Non-Conforming Mortgages Originated
      (i.e. Non-Conforming Mortgages Closed and Funded)
           During the First Year Following Closing                                   Additional
        (i.e. October 1, 1997 to September 30, 1998)                           Consideration Payable
--------------------------------------------------------             ---------------------------------------------------

                    $138,000,000 or more                                             $1,333,334

                   Less than $138,000,000                                            $        0

------------------------------------------------------------------------------------------------------------------------


        Amount of Non-Conforming Mortgages Originated
      (i.e. Non-Conforming Mortgages Closed and Funded)
          During the Second Year Following Closing                                    Additional
        (i.e. October 1, 1998 to September 30, 1999)                            Consideration Payable
--------------------------------------------------------             ---------------------------------------------------

                    $156,000,000 or more                                                $1,333,334

                   Less than $156,000,000                                  A pro rata portion of $1,333,334 which
            but equal to or more than $138,000,000                         is based on the amount that
                                                                           the non-conforming mortgages actually
                                                                           originated during such period is in excess of
                                                                           $138,000,000 bears to $18,000,0000.


                   Less than $138,000,000                                         $              0
------------------------------------------------------------------------------------------------------------------------




         Amount of Non-Conforming Mortgages Originated
       (i.e. Non-Conforming Mortgages Closed and Funded)
            During the Third Year Following Closing                                      Additional
         (i.e. October 1, 1999 to September 30, 2000)                              Consideration Payable
--------------------------------------------------------             ---------------------------------------------------

                     $169,000,000 or more                                                 $1,333,334

                    Less than $169,000,000                                      A pro rata portion of $1,333,334 which is based on
             but equal to or more than $148,200,000                             the amount that the non-conforming mortgages
                                                                                actually originated during such period is in
                                                                                excess of $148,200,000 bears to $20,800,000.


                   Less than $148,200,000                                                 $        0
------------------------------------------------------------------------------------------------------------------------


                  If the Non-Conforming Mortgage Originations during either Year 1 or Year 2 following the Closing are less than the amount necessary to earn the maximum Earnout Payment but in the case of Year 1 more than $100,000,000 and in the case of Year 2 more than $138,000,000, any such shortfall (the "Shortfall") shall be carried over to in the case of Year 1 to Year 2, and if necessary, Year 3, and in the case of Year 2 to Year 3 so that if in Year 2 Non-Conforming Mortgage Originations exceed $156,000,000 and in Year 3 exceed $169,000,000, any Non-Conforming Mortgage Originations in excess of such $156,000,000 or $169,000,000, as the case may be, (the "Excess") shall be applied against any Shortfall in Year 1 and/or Year 2, as the case may be, and the Shareholders shall be entitled to be paid a pro rata portion of any Earnout Payment for Year 1 and/or Year 2, as the case may be, that was not paid (the "Unpaid Earnout Payment") to the Shareholders because of the Shortfall in an amount which equals the Unpaid Earnout Payment multiplied by a fraction (not greater than one) which is the Excess over the Shortfall.

                  NJMIC will establish underwriting standards, loan procedures and processes to be employed originating loans. The underwriting standards and loan procedures and processes to be employed by NJMIC during the Earnout Payment Period shall not be required to be more stringent than that used by ABFS for similar type mortgages underwritten by ABFS which are to be securitized and no more stringent for mortgages that are not to be securitized than those for similar loans with similar borrowers in the lending area subject to mutually agreed upon changes; provided, however, if such changes cannot be mutually agreed upon, such underwriting standards and loan procedures and processes shall be no more stringent than those for similar loans with similar borrowers in the lending area.

                  In the event Joel Furst is terminated "without cause" under his Employment Agreement with Buyer then, and only then, will the "Non-Conforming Mortgage Origination" contingency set forth above not be applicable in which event the maximum Earnout Payment shall be paid in full on the applicable Earnout Payment Date; provided, however that the Earnout Payments shall still remain subject to Buyer's rights of set-off as set forth in Article X hereof.

                  (d) Payment of Consideration. Subject to Article X hereof, at the various payment dates set forth herein, Buyer shall pay and/or deliver to each Shareholder one-half of all monies or capital stock which Shareholders are then entitled to receive pursuant to this Agreement, all subject to the provisions, restrictions, and conditions of this Agreement.

                  (e) Collection Payment. Buyer shall deliver to Shareholders at least thirty (30) days prior to each Collection Payment Date, calculations setting forth in reasonable detail the calculation of the Collection Payment for the applicable six (6) calendar month period and the Collection Payment then due. If Shareholders have any objections to the calculations of any of the foregoing, Shareholders will deliver a reasonably detailed statement describing their objections to Buyer within ten (10) days after receiving the foregoing documents. Buyer and Shareholders will use reasonable efforts to resolve any objections themselves. Amounts not in dispute shall be timely paid. If the parties do not obtain final resolution, the Accountant shall resolve any disputes. The Accountant shall deliver to each of Buyer and Shareholders its determinations within thirty days after receiving the joint instructions of Buyer and Shareholders to resolve the objections, and the determinations of the Accountant will be set forth in writing and will be conclusive and binding upon the parties. The expenses of the Accountant shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Shareholders. To the extent that the Accountant determines that the Collection Payment was calculated incorrectly, Buyer shall pay Shareholders the amount of the deficiency (without interest) within five (5) business days after the final determination by the Accountant.

                  (f) Earnout Payment. Buyer shall deliver to Shareholders at least 30 days prior to each Earnout Payment Date, calculations setting forth in reasonable detail the non-conforming mortgage originations of NJMIC for the applicable twelve calendar month period and the Earnout Payment then due. If Shareholders have any objections to the calculations of any of the foregoing, Shareholders will deliver a reasonably detailed statement describing their objections to Buyer within ten days after receiving the foregoing documents. Buyer and Shareholders will use reasonable efforts to resolve any objections themselves. Amounts not in dispute shall be timely paid. If the parties do not obtain final resolution, the Accountant shall resolve any disputes. The Accountant shall deliver to each of Buyer and Shareholders its determinations within thirty (30) days after receiving the joint instructions of Buyer and Shareholders to resolve the objections, and the determinations of the Accountant will be set forth in writing and will be conclusive and binding upon the parties. The expenses of the Accountant shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Shareholders. To the extent that the Accountant determines that the Earnout Payment was calculated incorrectly, Buyer shall pay Shareholders the amount of the deficiency (without interest) within five business days after the final determination by the Accountant.

                  (g) Access. Buyer will make its employees and accountants and its books and records, work papers and back-up materials used in preparing any of the calculations set forth in Sections 2.1(e) and (f) hereof available to Shareholders and their accountants and representatives at reasonable times and upon reasonable notice at any time during (i) the preparation by Buyer of such calculations, (ii) the review by Shareholders of such calculations, and (iii) the resolution by Buyer and Shareholders of any objections to any of the foregoing.


                                   ARTICLE II

                        THE CLOSING AND TRANSFER OF STOCK

         2.1. Closing. The transfer of the Stock contemplated by this Agreement (the "Closing") shall occur at the offices of Blank Rome Comisky & McCauley, One Logan Square, Philadelphia, Pennsylvania 19103 at 10:00 A.M. on the earlier of October 27, 1997 or the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or at such other time or at such other place as may be mutually agreed upon by the parties (the "Closing Date"). The Closing shall be deemed to take place as of the opening of business on October 1, 1997.

         2.2. Deliveries by Buyer. At the Closing Date, Buyer shall deliver to Shareholders the following:

                  (a) the Closing Payment;

                  (b) a non-recourse Officer's Certificate as to the accuracy in all material respects at Closing of all of Buyer's representations and warranties as if made at and as of Closing, the fulfillment of all of Buyer's agreements and covenants and the satisfaction of all Closing conditions to be satisfied by Buyer;

                  (c) certificate of good standing for Buyer certified as of a recent date by the Secretary of the State of Delaware;

                  (d) a non-recourse certificate of the Secretary of Buyer certifying that attached thereto is a true and correct copy of the Articles of Incorporation and By-laws of Buyer and resolutions of the Board of Directors of Buyer approving the transactions contemplated hereby; and

                  (e) such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

         2.3. Deliveries by Shareholders. At the Closing Date, Shareholders shall deliver, or cause to be delivered, the following:

                  (a) certificates with fully executed stock powers evidencing the Stock and any other documentation necessary or appropriate to effect the transfer of ownership thereof to Buyer;

                  (b) the consents from third parties listed on Schedules 4.6 and 4.17;

                  (c) Articles of Incorporation of NJMIC, FLC and each and every other Significant Subsidiary of either NJMIC or FLC certified as of a recent date by the Secretary of the applicable jurisdiction of incorporation. For purposes hereof "Significant Subsidiary" shall mean any subsidiary of either NJMIC or FLC which has assets of any nature whatsoever in excess of $5,000.

                  (d) certificate of good standing of NJMIC, FLC and each and every other Significant Subsidiary of either NJMIC or FLC certified as of a recent date by the Secretary of the applicable jurisdiction of incorporation;

                  (e) resignations from certain of the NJMIC and FLC directors and officers designated by Buyer;

                  (f) a non-recourse certificate of the Secretary of the Company delivering the minute books, stock records and By-laws of the Company, FLC and each and every other Significant Subsidiary of either NJMIC or FLC and certifying that attached thereto are true and correct copies of the By-laws of the Company, FLC and each and every other Significant Subsidiary of either NJMIC or FLC;

                  (g) non-recourse certificates from each of the Shareholders as to the accuracy in all material respects at Closing of all of Shareholders' representations and warranties as if made at and as of Closing, the fulfillment of all of Shareholders' agreements and covenants required to be performed prior to Closing and the satisfaction of all Closing conditions to be satisfied by Shareholders; and

                  (h) such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

         2.4. Closing Agreements. At the Closing, the parties shall execute, acknowledge and deliver the following (collectively, the "Closing Agreements"):

                  (a) Employment Agreement between Buyer and Stanley L. Furst in substantially the form attached hereto as Exhibit "B";

                  (b) Employment Agreement between Buyer and Joel E. Furst in substantially the form attached hereto as Exhibit "C";

                  (c) Employment Agreements among Buyer and each of the persons listed on "D" attached hereto in a form reasonably acceptable to the Buyer; and

                  (d) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Shareholders hereby, jointly and severally, represent and warrant to Buyer as of the date hereof, as follows:

         3.1. Authority. Shareholders, individually and collectively, have all requisite right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements to which they are a party to be delivered at Closing and to carry out the transactions contemplated hereby and thereby, including the transfer of the Stock. All actions and proceedings required to be taken by Shareholders to authorize the execution, delivery and performance of this Agreement and all agreements to which they are a party and transactions contemplated hereby have been duly and properly taken.

         3.2. Validity. This Agreement has been, and the agreements to which they are a party and other documents to be delivered at Closing by Shareholders including without limitation the Employment Agreements attached hereto as Exhibits will be, duly executed and delivered by Shareholders and constitute lawful, valid and legally binding obligations of Shareholders, enforceable in accordance with their respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and (ii) general principles of equity relating to the availability of equitable remedies. Except as set forth in the Schedules to this Agreement, the execution and delivery of this Agreement, the Employment Agreements and the other agreements to which they are a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, upon notice, with the passage of time, or both) result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of the Company or the Subsidiaries, and are not prohibited by, do not and will not violate or conflict with any provision of, and do not and will not constitute a default under or a breach of (i) the Articles of Incorporation or By-laws of the Company or any Subsidiary, (ii) any note, bond, indenture, contract, agreement, permit, license or other instrument to which the Company, the Subsidiaries or any Shareholder is a party or by which the Company, the Subsidiaries or any Shareholder or any of their respective assets, is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency, or (iv) any permit, law, rule or regulation applicable to the Company, any Subsidiary or any Shareholder.

         3.3. Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the Business as it is presently conducted by the Company except where the failure to be so licensed, permitted or franchised would not have a material adverse affect on the Company and the Subsidiaries. The Company is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so licensed, registered or qualified would not have a material adverse effect upon the Company, the Subsidiaries or their assets. Schedule 4.3 sets forth each state or other jurisdiction in which the Company is licensed or qualified to do business. The Company has delivered to Buyer an accurate, correct and complete copy of its Articles of Incorporation and By-laws and each agreement, trust, proxy or other arrangement among its shareholders. The minute books of the Company accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the shareholders and board of directors of the Company. All actions taken by the Company have been duly authorized, and no such actions have been taken in breach or violation of the Articles of Incorporation or By-laws of the Company.

         3.4. Capital Stock. The Company's capital stock consists of 1,000 authorized shares of common stock, no par value per share, of which an aggregate of 950 shares are issued and outstanding. Each Shareholder owns beneficially and of record 475 shares of such common stock. All outstanding shares of Stock are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive, subscription or other right of any person to acquire securities and constitute in the aggregate all the issued and outstanding capital stock of all classes of the Company. There is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call or agreement (other than this Agreement) relating to the Stock or other obligation or commitment to issue any shares of capital stock of the Company. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any capital stock. Shareholders each have good title to all of the Stock owned by such Shareholder and the absolute right to sell, assign, transfer and deliver the same to Buyer, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

         3.5. Subsidiaries.

                  (a) Except as set forth in Schedule 4.5, the Company does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity. No subsidiary of either the Company or FLC other than a Significant Subsidiary has any assets, either individually or all other subsidiaries in the aggregate, of more than $5,000. For purposes of this Article IV, any reference to NJMIC or the Company shall be deemed to include FLC and each and every other Significant Subsidiary (as such term is defined in Section 3.3(c) hereof) of NJMIC or FLC (collectively "Subsidiaries") whether or not specifically so referenced. Schedule 4.5 sets forth the state or other jurisdiction of incorporation or organization of each Subsidiary, and each state or other jurisdiction in which such Subsidiary is licensed or qualified to do business. Each Subsidiary is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has full power and authority and all requisite licenses and permits to own, lease and operate its assets and to carry on the business in which it is engaged, except where the failure to be so licensed or permitted would not have a material adverse affect upon such Subsidiary. Except as set forth on Schedule 4.5, each Subsidiary is duly licensed, registered and qualified to do business as a foreign corporation, and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so licensed, registered or qualified would not have a material adverse effect upon such Subsidiary. The Company has delivered to Buyer accurate, correct and complete copies of each Subsidiary's Articles of Incorporation, By-laws and each agreement, trust, proxy or other arrangement among each Subsidiary and its shareholders, as the case may be. The minute books of each Subsidiary accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the shareholders and board of directors of each Subsidiary. All actions taken by each Subsidiary have been duly authorized, and no such actions have been taken in breach or violation of the Articles of Incorporation, By-laws or charter or organization documents of each Subsidiary.

                  (b) The capitalization, including debt for borrowed money and equity, of each Subsidiary and the Company's ownership interest in each Subsidiary is accurately set forth in Schedule 4.5. Except as set forth on
Schedule 4.5, there are no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call or agreement (other than this Agreement) relating to the Company's ownership interests in the Subsidiaries or other obligations or commitments of any Subsidiary to issue any additional shares of capital stock or partnership interests. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any of the Company's ownership interests in a Subsidiary. The Company has good and marketable title to its ownership interests in each Subsidiary and, except as set forth in
Schedule 4.5, the absolute right to sell, assign, transfer and deliver the same to Buyer, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

         3.6. Consents. Except for applicable securities laws and as described on Schedule 4.6, no approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by any Shareholder of this Agreement or the agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

         3.7. Transactions with Affiliates. Except as set forth on Schedule 4.7 or in any other Schedule to this Agreement, none of Shareholders, nor any Affiliate (as hereinafter defined) of any Shareholder, directly or indirectly:
(a) owns any debt, equity or other interest in any corporation, association or other entity which is a competitor, lessor, lessee, customer or supplier of the Business; (b) has any cause of action or other claim against or owes any amount to, or is owed any amount by the Company, or the Subsidiaries; (c) has any interest in or owns any property or right used in the conduct of the Business;
(d) is a party to any contract, lease or agreement of which the Company or the Subsidiaries, is a party or which is used in the conduct of the Business; or (e) received from or furnished to the Business any goods or services. For purposes of this Agreement, the term "Affiliate" means any member of the immediate family of any Shareholder, or any corporation, partnership, trust or other entity in which any of the foregoing individuals is a director, officer, partner or trustee or has an equity interest in excess of twenty percent (20%).

         3.8. Financial Statements. The consolidated financial statements of the Company and the Subsidiaries as of and for the two fiscal years ended February 28, 1997 and for the seven-month period ended September 30, 1997 are attached hereto as Schedule 4.8 (the "Financial Statements"), and (i) fairly present the consolidated financial condition and results of operations of the Company, the Business and the Subsidiaries as of the dates and for the periods indicated and (ii) are prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby.

         3.9. Books and Records. The books and other records (other than financial books and records) of the Company and the Subsidiaries, are complete and correct in all material respects.

         3.10. Interim Change. Except as specifically permitted by this Agreement, or as reflected in the latest Financial Statements, since the date of the latest Financial Statements to the date hereof, the Company has operated the Business only in the ordinary course, consistent with past practices, and there has not been:

                  (a) any material adverse change in the financial condition, assets, liabilities, personnel, prospects or business affairs of the Company or the Subsidiaries, nor has there been the occurrence of any event or condition which could reasonably be expected to have such an effect;

                  (b) any declaration or payment of any dividend or other distribution with respect to the equity interests of the Company or the Subsidiaries;

                  (c) any forgiveness, cancellation, write-off or write-down of debts or claims, or waiver of any rights other than in the ordinary course of business;

                  (d) any increase in the compensation or benefits payable or to become payable by the Company or the Subsidiaries to any employee or other person who renders services or any payments of compensation other than salary to any of such employees in the ordinary course of business consistent with the past practices;

                  (e) any incurrence of debt other than trade payables incurred in the ordinary course of business consistent with the past practices;

                  (f) any entry into any material agreement, commitment or transaction by the Company or the Subsidiaries of any capital expenditure in excess of $25,000;

                  (g) any incurrence of any security interest, lien, charge, encumbrance or claim on, or any damage or loss to, any of the Company's and/or the Subsidiaries' assets other than in the ordinary course consistent with past practices;

                  (h) any change in the method of operation or practices of the Company, the Business or the Subsidiaries, including any change in the accounting, billing or invoicing procedures of the Business;

                  (i) any sale, transfer or disposal by or for the Company, the Business or the Subsidiaries or purchase by or for the Company, the Business or the Subsidiaries of any properties or assets, except in the ordinary course consistent with past practices; or

                  (j) any agreement or commitment by the Company, the Subsidiaries or any Shareholder to do any of the foregoing.

         3.11. Insurance. Schedule 4.11 contains a list (including name of the insurer, coverage, premium and expiration date) of all policies of insurance or fidelity bonds maintained in connection with or covering the assets, personnel, products or operations of the Company and the Subsidiaries. The

Company has delivered to Buyer accurate and complete copies of all such policies. Such policies are in full force and effect. Schedule 4.11 also contains a list of all claims (other than health, life, disability and/or workman's compensations claims) related to the Business made on such policies during the last year.

         3.12. Licenses and Permits. Schedule 4.12 contains an accurate, correct and complete list of each material license, permit, certificate, approval, exemption, registration, variance, or authorization used or required for the operation of the Company and the Subsidiaries (collectively, the "Licenses and Permits"). The Licenses and Permits are valid and in full force and effect and there are not pending, or, to the Shareholders' knowledge, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit. The Licenses and Permits are all of the licenses, permits, certificates, approvals, registrations, and other authorizations as are necessary in order to enable the Company and the Subsidiaries to own and conduct their respective businesses and to occupy their respective real property. Unless otherwise set forth in Schedule 4.12, no consents or approvals of any parties with respect to the Licenses and Permits are required in connection with the transactions contemplated hereby. No notice of violations have been received by the Company in respect of any Licenses and Permits, and Shareholders know of no meritorious basis therefor. Neither the Company nor any Subsidiary is and has engaged in any business in any jurisdiction in which it is not, and was then, duly authorized or qualified to transact such business except where the failure to be so authorized or qualified would not have a material adverse affect on the Company, FLC and/or the Business. Except for compliance with periodic renewal procedures, no approvals or authorizations are required to permit the Company or any Subsidiary to continue conducting its business as presently conducted.

         3.13. Title to Assets. Except as set forth on Schedule 4.13, the Company is the sole and exclusive legal and equitable owner of all right, title and interest in all of its material assets. The Company now has, and at Closing will have, good and marketable title to all of its material assets and, except as set forth in Schedule 4.13, such assets are not and will not be subject to any material claim, pledge, option, escrow, mortgage, hypothecation, lien, charge, security interest, financing statement, prior assignment, title retention agreements, lease, license, covenant, encumbrance or other restriction of any kind. All of the Company's material assets, whether owned or leased by the Company, are in good operating condition and repair (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used and will furnish Buyer with all of the capacity and rights to operate the Business in substantially the same manner as it is presently being operated by the Company and the Subsidiaries, and to otherwise conduct the Business in substantially the same manner as presently conducted.

         3.14. Real Estate. Except as set forth in Schedule 4.14, neither the Company nor the Subsidiaries owns any real property. Schedule 4.14 sets forth an accurate, correct and complete list of all real property leased or subleased by the Company and the Subsidiaries, including identification of the lease or sublease, street address and list of contracts, agreements, leases and subleases affecting such real estate or any interest therein to which the Company or the Subsidiaries is a party or by which any of their interests in real property is bound (the "Real Estate Leases"). All Real Estate Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms. Neither the Company, the Subsidiaries nor any other party to any Real Estate Lease is in breach of any provision of, in violation of, or in default under the terms of any Real Estate Lease in any material respect. No event has occurred which with notice or passage of time or both would result in a material breach of any provision of, or default under, the terms of any Real Estate Lease. The Company has delivered to Buyer accurate, correct and complete copies of each Real Estate Lease. At the Closing, except as set forth on
Schedule 4.14, the Company shall deliver to Buyer any consents or approvals of any parties to the Real Estate Leases required in connection with the transactions contemplated hereby.

         3.15. Personal Property Leases. Schedule 4.15 contains an accurate, correct and complete list of all material leases of personal property leased by the Company or the Subsidiaries (the "Personal Property Leases"). The Company has delivered to Buyer accurate and complete copies of each Personal Property Lease. All Personal Property Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms. Neither the Company, the Subsidiaries nor any other party to any Personal Property Lease is in breach of any provision of, in violation of, or in default under the terms of any Personal Property Lease in any material respect. No event has occurred which with notice or passage of time or both would result in a breach of any material provision of, or default under, the terms of any Personal Property Lease. At the Closing, except as set forth on Schedule 4.15, the Company shall deliver to Buyer any consents or approvals of any parties to the Personal Property Leases required in connection with the transactions contemplated hereby.

         3.16. Intellectual Property. There are no material patents, trademarks, trade names, service marks, copyrights and applications for any of the foregoing and trade secrets, know-how or proprietary information, including but not limited to, software, copyrighted and copyrightable material, electronic data processing systems, program specifications and technical information relating to or used in the Business by the Company and Subsidiaries.

         3.17. Material Contracts.

                  (a) Schedule 4.17 contains a list (which list may incorporate by reference other Schedules to this Agreement) of all contracts, agreements, commitments, instruments, leases and arrangements, including all amendments or supplements thereto, to which the Company or the Subsidiaries are a party or bound, or by which any of the Company's or Subsidiaries' assets or the Business are subject or bound, which (a) are material to the Company, the Subsidiaries or the Business or (b) meet any of the following descriptions (collectively, the "Material Contracts"): (i) any contracts, agreements or arrangements with lessees of Company or Subsidiaries assets and any servicing or subserving agreements to which the Company or any Subsidiary is a party; (ii) any contract or agreement not entered into in the normal course of business including without limitation all securitizations of any of the Company's or Subsidiaries' assets;
(iii) any contract or agreement which involves future payments or receipts in excess of $5,000; (iv) any contracts or agreements with purchasers of the Company's mortgage products, leases or other assets on behalf of the Business;
(v) any joint venture, partnership or shareholder arrangements or agreements;
(vi) Real Estate Leases and Personal Property Leases; (vii) any instrument evidencing indebtedness, any liability for borrowed money or any instrument guaranteeing any indebtedness, obligation or liability including, without limitation, any contract relating to (A) the maintenance of compensating balances, (B) any lines of credit, (C) the advance of any funds to any other person outside the ordinary course of business (D) the payment for property, products or services which are not conveyed, delivered or rendered to any such party, (E) any obligation to keep-well, make-whole or maintain or increase net worth, working capital, solvency, earnings or other financial condition or results of operations of any person or perform similar requirements, or (F) the guaranty of any lease or other similar periodic payments to be made by any such other person; (viii) any contracts containing covenants not to compete; (ix) all contracts involving the purchase or sale of mortgage loans, home improvement loans, home equity loans or consumer loans; (x) all brokerage, management or consulting contracts which accounted for $5,000 or more in commissions, fees and revenues earned in respect of the Company during fiscal 1996; (xi) contracts for the purchase or sale of materials, supplies or equipment (including, without limitation, computer hardware and software), or the provision of services (including, without limitation, data processing services), involving annual payments of more than $5,000 or containing any escalation, renegotiation or redetermination provisions, which contracts are not terminable at will without liability, premium or penalty; (xii) contracts relating to licenses of trademarks, trade names, service marks or other similar property rights; (xiii) collective bargaining agreements and other contracts with any labor union or association representing any employee;
(xiv) contracts under which the Company or any Subsidiary agrees to indemnify any person; (xv) any powers of attorney granted by the Company or any Subsidiary to any person; and (xvi) any employment or other agreement with any current or former shareholder, officer, director, employee, consultant, agent or other representative. The Company has delivered to Buyer accurate and complete copies of each Material Contract.

                  (b) All Material Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect. Neither the Company, nor any other party to any Material Contract is in breach of any provision of, in violation of, or in default under t material respect. Except as set forth in Schedule 4.17, no event has occurred which with notice or passage of time or both would result in a breach of any provision of, or default under, the terms of any Material Contract. Except as set forth in Schedule 4.17, at the Closing the Company shall deliver to Buyer any consents or approvals of any parties to the Material Contracts required in connection with the transactions contemplated hereby.

                  (c) No Material Contract which provides for the sale by the Company or any Subsidiary of mortgage loans or leases originated by the Company or such Subsidiary requires the Company or such Subsidiary to sell any future loans or leases pursuant to such contract or provides for any penalty based on the Company or such Subsidiary's failure to do so other than as set forth on
Schedule 4.17. Except as set forth on Schedule 4.17, the Company and its Subsidiaries may prepay their obligations under each of the credit facilities listed on Schedule 4.17 and terminate such facilities without penalty or premium.

         3.18. Employees. Schedule 4.18 lists the name, position and compensation of each employee of the Company. Except as set forth in Schedule 4.18, (a) the Company has complied in all material respects with all local, state and federal laws, rules and regulations respecting the employment of such employees; and (b) the Company has paid all accrued wages and compensation due to employees, including all earned and accrued vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses, other than with respect to the current payment period. Since September 30, 1997, the Company has not (x) paid or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind, including severance or termination pay, to any present or former officer or employee, (y) made any general wage or salary increases or (z) increased or altered any other benefits or insurance provided to any employee. To the best of the Shareholders' knowledge, the services of all present employees will continue to be available on substantially the same terms and conditions to Buyer following the Closing.

         3.19. Employee Benefit Plans.

                  (a) Schedule 4.19 sets forth an accurate, correct and complete list of all employee benefit plans, as defined in Section 3(3) of ERISA, and all other plans, trust agreements or arrangements for bonus, severance, hospitalization, vacation, incentive or deferred compensation, pension or profit-sharing, retirement, payroll savings, stock option, equity compensation, group insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever, including those benefitting retirees or former employees sponsored or contributed to by the Company and/or the Subsidiaries (all of the foregoing, whether in existence by virtue of agreement, policy or applicable law, being herein called "Benefit Plans")

                  (b) (i) The Company and the Subsidiaries have complied with their obligations (including funding obligations) with respect to all Benefit Plans, including the payment of all social security and other contributions required by law, which if not complied with (individually or in the aggregate) would be reasonably likely to have a material adverse effect on the Company or the

Subsidiaries, and (ii) such Benefit Plans have been maintained in material compliance with all applicable laws and regulations.

                  (c) All documents relating to the Benefit Plans and requested in writing by Buyer and all amendments thereto have been made available to Buyer including a true and correct copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to any of the Benefit Plans and the most current actuarial report with regard to any of the Benefit Plans.

                  (d) Neither the Company nor the Subsidiaries has an agreement, commitment or announced intention to create any additional Benefit Plan or to increase the rate of benefit accrual or contribution requirement under any Benefit Plan or to modify, change or terminate any of them.

                  (e) To the knowledge of the Company or the Shareholders, no Benefit Plan is currently under investigation, audit or review by any governmental authority.

                  (f) All Taxes with respect to any Benefit Plan through the date hereof have (i) if due, been paid in full or (ii) been reserved for on the Financial Statements of the Company and the Subsidiaries.

                  (g) The Benefit Plans, and their operations (including satisfaction of all reporting and disclosure requirements) are in material compliance with their provisions and with all applicable laws, and there are no claims pending or, to the knowledge of the Company, threatened, by any participant in any of such Benefit Plans, excluding claims for benefits in the ordinary course, in each case which, if determined adversely (individually or in the aggregate) would be reasonably likely to have a material adverse effect on the Company or the Subsidiaries.

                  (h) The Company and the Subsidiaries do not, and for the past five years have not, sponsored or contributed to a "single-employer plan" as defined in Section 4001(a)(15) of the Employee Retirement Income Security Act of 1974 ("ERISA") or to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is subject to the provisions of Title IV of ERISA and/or Section 412 of the Code (as hereinafter defined). The Company has not incurred, and will not incur, any withdrawal liability, nor does the Company have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA or the Code).

                  (i) No event has occurred in connection with which the Company, the Subsidiaries or any Benefit Plan, directly or indirectly, could be subject to any material liability under ERISA, the Internal Revenue Code of 1986 as amended (the "Code"), or any other law, regulation or governmental order applicable to any such Benefit Plan, including, without limitation, Section 406, 409, 502(i) or 502(l) of ERISA, or Section 4971, 4975 or 4976 of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company or the Subsidiaries has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

                  (j) With respect to each Benefit Plan, (i) all material payments due from the Company or the Subsidiaries to date have been made when due and all amounts properly accrued to date as liabilities of the Company or the Subsidiaries which have not been paid have been properly recorded on the books of the Company and the Subsidiaries; (ii) each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter with respect to the Benefit Plans and all amendments to the Benefit Plans from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and each such Benefit Plan and trust is so qualified; and (iii) no plan is a discriminatory self-insured medical expense reimbursement plan within the meaning of Section 105(h) of the Code.

                  (k) The consummation of the transactions contemplated by this Agreement will not (i) entitle any employee of the Company or the Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of the payment or vesting, or increase the amount of compensation due to any such employee or former employee.

                  (l) With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid and, as of the date hereof, neither the Company nor the Subsidiaries will have any liability under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the date hereof.

                  (m) Except as disclosed in Schedule 4.19, no event has occurred or will occur which will result in any liability to the Company in connection with any Benefit Plan established, maintained or contributed to (currently or previously) by the Company or by any other entity which, together with the Company, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or (iv) another arrangement covered by
Section 414(o) of the Code.

         3.20. Taxes.

                  (a) Filings. The Company and the Subsidiaries have each filed or will file all returns, declarations and reports and all information returns and statements required to be filed or sent with respect to all foreign, federal, state, county, local and other taxes of every kind and however measured, including income, gross receipts, excise, franchise, property, value added, import duties, employment, payroll, withholding, sales and use taxes and any additions to taxes and any interest or penalties thereon (collectively, "Taxes") for any period ending on or before the Closing Date (collectively, "Returns") (except where the failure to file would not have a material adverse effect on the financial condition of the Company or the Subsidiaries). Shareholders shall have authority to cause the Company and its Subsidiaries to prepare and file Returns for periods prior to Closing. The Company and the Subsidiaries have timely paid or made adequate provision for all Taxes shown as due and payable on their Returns required to be filed or sent prior to the date hereof and will make adequate provision for all Taxes that will be shown as due and payable on their Returns required to be filed or sent after the date hereof. All required Tax estimates, deposits, prepayments and similar reports or payments for Pre- Closing Periods (as hereinafter defined) have been or will be properly made (except where the failure to file or pay would not have a material adverse effect on the financial condition of the Company or the Subsidiaries). Neither the Company nor the Subsidiaries is delinquent in the filing of any Return or the payment of any Tax and has not requested any extension of time within which to file any Return. The Company has filed, as a common parent of an "affiliated group" (within the meaning of Section 1504(a) of the Code), a consolidated return for federal income tax purposes on behalf of itself and all of its Subsidiaries which are "includible corporations" within the meaning of
Section 1504(b) of the Code. Neither the Company nor any of its Subsidiaries has previously been members of any other consolidated federal income tax group with respect to which the Company or any Subsidiary may have several liability for Taxes pursuant to Treasury Regulation Section 1.1502-6. All transactions which could give rise to a substantial understatement of federal income tax (within the meaning of Section 6662 of the

Code) were adequately disclosed (or with respect to returns to be filed before Closing will be adequately disclosed) on Returns as required in accordance with
Section 6662(d)(2) of the Code.

                  (b) Compliance. The Company and the Subsidiaries have withheld amounts from employees and others working in the Company and the Subsidiaries, as required under applicable law, and have filed all Returns with respect to employee income Tax withholding and social security and unemployment Taxes in compliance with the tax withholding provisions of the Code and other applicable foreign, Federal, state or local laws.

                  (c) Disputes. There are no due and unpaid Tax liens on any assets of the Company or the Subsidiaries other than liens for Taxes not yet due and payable. No adjustment of or deficiency for any Tax or claim for additional Taxes has been proposed, asserted or assessed against or, to the knowledge of Shareholders, threatened against, the Company or any of the Subsidiaries. Neither the Company nor the Subsidiaries has any dispute with any taxing authority as to Taxes of any nature. There are no audit examinations being conducted or, to the knowledge of Shareholders, threatened, and there is no deficiency or refund litigation or controversy in progress or threatened, with respect to any Taxes previously paid by the Company or the Subsidiaries or with respect to any Returns previously filed by or on behalf of the Company or the Subsidiaries. Neither the Company nor the Subsidiaries has any extensions or waivers of any statute of limitations relating to the assessment or collection of Taxes.

                  (d) Tax Liability. Following the Closing, the Company and its Subsidiaries shall have no liability for Taxes of any kind for periods on or prior to September 30, 1999 in excess of the provisions or reserves for such Taxes shown on the books and records of the Company as of the Closing Date.

                  (e) Code Section 280G. The Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not parties to any agreement that under certain circumstances could obligate any of them to make any payments that will not be deductible under Section 280G or subject to withholding under Code Section 4999.

         3.21. Litigation. Except as set forth in Schedule 4.21, neither the Company nor any Shareholder or the Subsidiaries is engaged in, or a party to, or, to the knowledge of Shareholders, threatened with, any suit, action, proceeding, investigation, arbitration or other method of settling disputes and no Shareholder knows, anticipates or has notice of any basis for any such action. Neither the Company, any Shareholder, nor the Subsidiaries has received notice of any investigation threatened or contemplated by any foreign, federal, state or local government or regulatory authority, including those involving their respective employment practices or policies or compliance with environmental regulations. The Company and the Subsidiaries are not subject to any order, decree or judgment of any court or governmental agency or instrumentality.

         3.22. Compliance. Except as set forth in Schedule 4.22, each of the Company's and the Subsidiaries' operations (including, without limitation, the documenting, making and servicing of all loans and/or leases by the Company or any Subsidiary) each conform and have conformed in all material respects to all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations, including without limitation, those of HUD and the FHA and state banking departments or similar state regulatory agencies, the Equal Credit Opportunity Act, Real Estate Settlement Procedures Act, Truth-in- Lending Act, Fair Housing Act, Pennsylvania Mortgage Bankers and Brokers Act, Pennsylvania Secondary Mortgage Loan Act, New Jersey Mortgage Bankers and Brokers Act and New Jersey Secondary Mortgage Loan Act and any and all other similar laws in any jurisdiction where the Business is or was conducted. Set forth on Schedule 4.22 is a true, complete and accurate description of all inspections, inquiries and/or audits in process, made or conducted by any governmental body and/or other person for the past three years regarding any material laws, rules and regulations applicable to the Business, together with a description of all findings or recommendations or, actions taken by, submission of information to, and charges, fines and/or penalties imposed by, all such governmental bodies and authorities. Except as set forth in Schedule 4.22, the Company and each of the Subsidiaries have complied in all material respects with all statutes, codes, ordinances, licensing requirements, laws, rules, regulations, decrees, awards or orders applicable to its business or its operations, including those relating to employment, employee benefits, consumer credit, usury, leasing, lending and environmental matters and any and all other federal or state provisions relating to any aspect of the current or former Business; and there is not and will not be any liability arising from or related to any violations thereof and Shareholders have no knowledge of any violations of such laws. Neither the Company, the Subsidiaries nor any Shareholder has received any written notice from any governmental body or other person alleging that Company, the Subsidiaries or any Shareholder has failed to comply with any such law, rule or regulation.

         3.23. Brokers. Except with respect to Lehman Brothers and Bruce Kropshot ("Kropshot"), neither the Company, the Subsidiaries nor any Shareholder has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby. The Shareholders shall be solely responsible for any payments due Lehman Brothers and Kropshot, and to the extent the Buyer shall have any liability with respect thereto, such liability shall be subject to Article X hereof without the benefit of the $100,000 basket.

         3.24. Banking Relationships and Investments. Schedule 4.24 sets forth an accurate, correct and complete list of all banks and financial institutions in which the Company or the Subsidiaries has an account, deposit, safe-deposit box, lock box or line of credit or other loan facility, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under such lines of credit or other loan facilities, or to obtain access to such boxes. Schedule 4.24 sets forth an accurate, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company or the Subsidiaries (the "Investments"). The Company has good and marketable title to all of the Investments.

         3.25. Environmental Matters. Each of the Company and the Subsidiaries is in compliance in all respects with all federal, state and local environmental laws, rules, regulations, standards and requirements, including those respecting hazardous or biomedical materials and/or wastes. Neither the Company nor the Subsidiaries has engaged in any storage, holding, release, emission, discharge, generation, processing, disposition, handling or transportation of any biomedical wastes or hazardous substances or materials, as defined in any applicable federal or state law or regulation from, into or on any portion of the premises of the Company or the Subsidiaries except in the ordinary course of business consistent with past practice and in compliance with all laws.

         3.26. Absence of Undisclosed Liabilities. Except as set forth in
Schedule 4.26, neither the Company, the Business nor the Subsidiaries is subject to any liability or obligation (whether absolute, accrued, contingent or otherwise and whether matured or unmatured) which is not shown on the Company's balance sheet dated as of September 30, 1997, other than liabilities incurred in the ordinary course of its business since September 30, 1997 on terms and conditions and in amounts consistent with past practices (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

         4.27. Investment Representations and Warranties. Since a portion of the Closing Payment is to be paid by issuing shares of ABFS Common Stock to the Shareholders, the Shareholders further represent, warrant and covenant as follows:

                  (a) Each Shareholder is an "accredited investor" within the meaning of Rule 502(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Each Shareholder understands the risks of, and other considerations relating to, the receipt of ABFS Common Stock as part of the Closing Payment. Each Shareholder, by reason of his business and financial experience, together with the business and financial experience of those persons, if any, retained by him to represent or advise him with respect to his investment in the shares of ABFS Common Stock, (i) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type, that he is capable of evaluating the merits and risks of an investment in the Buyer and of making an informed investment decision, (ii) is capable of protecting his own interests or has engaged representatives or advisors to assist him in protecting his interests and (iii) is capable of bearing the economic risk of such an investment.

                  (b) The shares of ABFS Common Stock to be issued to each Shareholder will be acquired by each Shareholder for his own account for investment only and not with a view to a distribution thereof, in whole or in part. Each Shareholder confirms that all documents, records and books pertaining to an investment in the Buyer and requested by any Shareholder have been made available or delivered to such Shareholder. Each Shareholder has had an opportunity to ask questions of and receive answers from the Buyer or from a person or persons acting on the Buyer's behalf, concerning the terms and conditions of the transaction contemplated by this Agreement and his acquisition of shares of ABFS Common Stock. Each Shareholder has relied upon, and is making his investment decisions solely upon such information as has been provided to such Shareholder by the Buyer.

                  (c) Each Shareholder acknowledges the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws, (ii) the Buyer's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of each Shareholder contained herein, (iii) such shares of ABFS Common Stock, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption form registration is available and (iv) the Buyer has no obligation or intention to register such shares of ABFS Common Stock for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. Each Shareholder hereby acknowledges that because of the restrictions on transfer or assignment of such shares of ABFS Common Stock to be issued hereunder which are set forth in this Agreement, such Shareholder may have to bear the economic risk of the investment commitment evidenced by this Agreement and any shares of ABFS Common Stock received hereby for an indefinite period of time.

                  (d) The address set forth for each Shareholder in Section 12.8 hereof is the address of the Shareholder's principal residence and no Shareholder has any present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which his principal residence is now sited.

         4.28. No Criminal Proceedings. To the knowledge of Shareholders, there are no pending actions, charges, indictments, information, or investigations of any current or former employees of the Company or any Subsidiary or any Affiliate thereof, or their agents, officers or directors, whether pending or threatened, which involve allegations of criminal violations by any of them, or their agents, officers or directors acting in connection with the Business, of any federal, state or local statute, law, rule or regulation.

         4.29. Absence of Regulatory Actions. Neither NJMIC nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of any aspect of the Business ("Regulators"), nor has it been advised by any Regulator that such Regulator is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         4.30. Reports, etc. Neither the Company nor any entity as to which the Company is a successor has filed any registration statement under the Securities Act of 1933, as amended (the "Securities Act") or any comparable rules or regulations of any Regulator, or at any time had any class of securities registered under (or required to be registered under ) the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise been subject to the information and reporting requirements of the Exchange Act.

         4.31. Subordinated Debt. The Company's currently outstanding Subordinated Debt has been (and all previously issued subordinated debt was) issued (and continues to be) in full compliance with all applicable federal and state laws, rules and regulations, including without limitation applicable federal and state securities laws, rules and regulations. Schedule 4.31 sets forth a list of all currently outstanding Subordinated Debt together with the names and addresses of the holders thereof, principal balances due, applicable interest rates and ability to prepay.

         4.32. Hart-Scott-Rodino. Under and pursuant to Rule 802.4 promulgated under the Hart-Scott-Rodino Antitrust Improvements Act, the aggregate fair market value of the Company's non-exempt assets does not exceed $15 million.

         4.33. Investment Company or Advisor. Neither the Company nor any Subsidiary is (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "broker" or "dealer" within the meaning of the Securities Exchange Act of 1934, as amended, or (iii) is required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

         4.34. Mortgage Banking Qualification. The Company and each Subsidiary
(i) to the extent required for the conduct of its business, is approved (A) by FHA as an endorsed mortgagee and servicer for FHA Loans, (B) by VA as an endorsed lender and servicer for VA Loans and (C) by FNMA as an approved seller/servicer of first lien residential mortgages. Such approvals are current. Each of the Company and its Subsidiaries is also in compliance with all conditions and requirements necessary to maintain the Licenses and Permits in full force and effect, including the giving of necessary notices and the maintenance of a minimum net worth. Each of the Company and its Subsidiaries has timely filed all reports required to be filed with the FHA. The Company and its Subsidiaries have not received notice that the most recent audits conducted by FNMA of any of the Company's and its Subsidiaries' financial position were not satisfactory to such entities and such audits were satisfactory to such entities.

         4.35. Repurchase Obligations. Set forth on Schedule 4.35 attached hereto is a true and complete list of all repurchase obligations known to be in existence as of the date hereof or which would arise after the passage of time based on facts known to the Shareholders on the date hereof with respect to the loans sold or serviced by the Company or any Subsidiary and with respect to any loan the ownership of which was transferred by the Company or any Subsidiary to any third

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby, represents and warrants to Shareholders as of the date hereof, as follows:

         4.1. Authority. Buyer has all requisite right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements to be delivered at Closing and to carry out the transactions contemplated hereby and thereby. All actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby have been duly and properly taken.

         4.2. Validity. This Agreement has been, and the agreements and other documents to be delivered at Closing by Buyer will be, duly executed and delivered by Buyer, and constitute valid and binding obligations of Buyer enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby are not prohibited by, do not and will not violate or conflict with any provision of, and do not and will not (immediately upon notice, with the passage of time or both) constitute a default under or a breach of (i) the Articles of Incorporation or By-laws of Buyer, (ii) any material contract, agreement or other instrument to which Buyer is a party, (iii) any material order, writ, injunction, decree or judgment of any court or governmental agency, or (iv) any material law, rule or regulation applicable to Buyer.

         4.3. Due Organization. Buyer is a corporation organized and validly existing under the laws of its State of Delaware and has full power and authority to carry on the business in which it is engaged. Buyer has delivered to Shareholders accurate, correct and complete copies of its Articles of Incorporation and By-laws.


         4.4. Capital Stock. Buyer's equity capital consists of 9,000,000 authorized shares of Common Stock, par value $.001 per share and 1,000,000 shares of Preferred Stock, no par value per share, of which as of June 30, 1997, 2,353,166 shares of Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding as of the date hereof. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive, subscription or other right of any person to acquire securities and constitute in the aggregate all the issued and outstanding capital stock of all classes of Buyer. The shares of Common Stock to be issued pursuant to this Agreement will, upon issuance, be validly issued, fully paid and non-assessable and will vest in Shareholders good and marketable title thereto and will be delivered free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, security agreements or any other limitation, encumbrance or restriction of any kind.

         4.5. Consents. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by Buyer of this Agreement or the agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

         4.6. SEC Filings; Financial Statements. Buyer has delivered to Shareholders, in the form filed with the Securities Exchange Commission (the "SEC"), (i) its Annual Reports to Shareholders and Forms 10-KSB for the fiscal years ended June 30, 1997 and June 30, 1996, (ii) all Quarterly Reports on Form 10-QSB filed by it since June 30, 1996, (iii) its Proxy Statement for the most recent Annual

Meeting of Shareholders, (iv) any reports on Form 8-K filed by it since June 30, 1996, (v) any other reports and documents required to be filed by it under Sections 13(a), 14(a), 14(c) and 15(d) of the Securities Exchange Act of 1934 since June 30, 1996; and (vi) any amendments and supplements to all such reports filed by Buyer with the SEC (collectively, the "SEC Reports"). The SEC Reports did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the date of the latest Quarterly Report on Form 10-QSB, there has not been any material adverse change in the business, prospects, properties, financial position, results of operations or net worth of Buyer.

         4.7. Brokers. Except for Prudential Securities Incorporated, Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby.

         5.8. Compliance. The Buyer and its subsidiaries each have the corporate power and authority to own, lease and operate their properties and to conduct their businesses as now conducted. The Buyer and its subsidiaries each have complied and are in compliance in all material respects with (i) all federal, state and local laws, regulations, ordinances, rules or orders affecting or regulating the conduct and operations of their respective businesses, and (ii) all of their respective material contracts and agreements.

                                    ARTICLE V

                                    COVENANTS

         Each Shareholder, jointly and severally, and Buyer, as applicable, hereby agree to keep, perform and fully discharge the following covenants and agreements.

         5.1. Access. From the date hereof through the Closing Date, Shareholders shall, and shall cause the Company to, give Buyer and its representatives full and free access during normal business hours to all properties, facilities, personnel, books, contracts, leases, commitments and records, including any financial and operating data and information and during this period Shareholders shall, and shall cause the Company to, furnish Buyer with all other information regarding the Company, the Subsidiaries, the Business and its assets, properties, rights and claims, as Buyer may from time to time request. Except as set forth herein, neither the furnishing of information to Buyer or its representatives nor any investigation made heretofore or hereafter by Buyer shall affect Buyer's right to rely on any representation or warranty made by Shareholders in this Agreement, each of which shall survive any furnishing of information or any investigation as set forth herein.

         5.2. Continued Assistance. Following the Closing, Shareholders and Buyer shall cooperate in an orderly transfer of the Business and the continuation thereof by Buyer. From time to time, at Buyer's request and cost and without further consideration, Shareholders shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Buyer may reasonably request to more effectively assign, convey and transfer any of its assets and will assist Buyer in the vesting, collection or reduction to possession of such assets, properties, rights and claims. Shareholders shall give Buyer and its Affiliates access to such books and records as Buyer may reasonably request in order to allow Buyer or its Affiliates to audit the financial statements of the Company for prior years. Buyer shall cooperate with Shareholders and provide such assistance as Shareholders may reasonably request, at Shareholders' expense, in connection with the defense or prosecution of any claims, actions or investigations and any other matters arising out of or related to the conduct of the Business prior to the Closing.

         5.3. Records and Documents. For five (5) years following the Closing Date, each party hereto shall retain and grant to the other party and its representatives, at such other party's request, access to and the right to make copies of those records and documents which are retained by such party, as may be necessary in connection with the business and affairs of such other party after the Closing. If during such time any party elects to dispose of such records, such party shall first give each other party hereto sixty (60) days' written notice, during which period such other party shall have the right to obtain the records without further consideration.

         5.4. Release. Shareholders hereby, irrevocably and unconditionally, fully and forever acquit, release and discharge and agree to hold harmless Buyer and all affiliated corporations, and their respective officers, directors, employees, agents, representatives, successors and assigns (hereinafter collectively referred to as the "Releasees") from all actions, claims, causes of action, suits, charges, complaints, debts, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, liabilities or obligations of any kind whatsoever in law or in equity ("Claims") which the undersigned and their respective Affiliates, heirs, executors, administrators, successors and assigns can, shall or may have against the Releasees, upon or by reason of any matter, act or failure to act whatsoever related to or arising from the Business or operations of the Company and the Subsidiaries from the beginning of time to the Closing Date; provided, however, that this release does not release Buyer from any obligation expressly undertaken by the Company, the Subsidiaries or Buyer, pursuant to this Agreement, the Employment Agreements or any agreement referenced in this Agreement.

         5.5. Employee Benefits. For purposes of all benefits, Buyer shall, to the extent applicable, recognize the years of service and level of seniority for each employee of the Company. Buyer agrees to continue the health and welfare benefit plans currently maintained by the Company until December 31, 1997. Commencing January 1, 1998, the Board of Directors of Buyer will determine the health and welfare benefit plans available to the Company and its employees; provided, however, that the current employees of the Company will receive, to the extent applicable, full credit for all years of service with the Company, including pre-Closing periods, for all purposes of vesting, benefit entitlement and determining years of service with Buyer and its Affiliates (including the Company).

         6.6. NJMIC Headquarters Lease. Following the Closing, the Buyer shall cause NJMIC to exercise its option under its real estate lease for its headquarters facility to be extended for an additional five-year period.


                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

         6.1. Accuracy of Warranties and Performance of Covenants. The representations and warranties of Shareholders contained herein shall be accurate in all material respects as if made on and as of the Closing Date. Shareholders shall have performed in all material respects all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

         6.2. No Pending Action. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or which might affect the right of Buyer to own, operate or control the Business or the Company or Subsidiaries.

         6.3. Consents. All consents by third parties that are required for the transfer of the Business or the Stock or are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination of any agreement to which the Company or Subsidiaries is a party or to which any portion of the property of the Company is subject, shall have been obtained or provided for and shall remain in effect. All consents required with respect to each Material Contract shall have been obtained.

         6.4. Satisfaction of Counsel. All corporate and other actions and proceedings in connection with the transactions contemplated hereby and all documents incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for Buyer, and Buyer shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its counsel shall have reasonably requested.

         6.5. Regulatory Approvals. All permits, approvals and authorizations from any governmental or regulatory body required for the lawful consummation of the transactions contemplated hereby or for the operation of the Business by Buyer shall have been obtained and all such actions shall remain in full force and effect and shall be satisfactory in form and substance to Buyer and its counsel.

         7.6. Fiscal Year. NJMIC shall have changed its fiscal year from February 28 to September 30 and as of September 30, 1997, NJMIC shall have consolidated assets of not more than $20,000,000.

         7.7. Other Subsidiaries. Prior to the Closing Date, NJMIC shall have transferred to the Shareholders all subsidiaries of NJMIC or FLC other than Significant Subsidiaries.

         7.8. Shareholder Loans. Prior to the Closing Date, the Shareholders shall have satisfied up to $335,000 of loans from NJMIC to the Shareholders and IMDC.


                                   ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS

         Each and all of the obligations of Shareholders to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

         7.1. Accuracy of Warranties and Performance of Covenants. The representations and warranties of Buyer contained herein shall be accurate in all material respects as if made on and as of the Closing Date. Buyer shall have performed in all material respects all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

         7.2. No Pending Action. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

         7.3. Consents. All consents by third parties that are required for the consummation by Buyer of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination of any agreement to which Buyer is a party or to which any portion of the property of Buyer is subject, shall have been obtained or provided for and shall remain in effect.

         7.4. Satisfaction of Counsel. All corporate and other actions and proceedings in connection with the transactions contemplated hereby and all documents incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for Shareholders, and Shareholders shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its counsel shall have reasonably requested.

                                  ARTICLE VIII

                                   TERMINATION

         8.1. Termination of Agreement. Buyer and Shareholders may earlier terminate this Agreement as provided below:

                  (a) Buyer and Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) Buyer may terminate this Agreement by giving written notice to Shareholders at any time prior to the Closing in the event any Shareholder has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach is not cured within five business days after written notice of such breach has been given by Buyer to Shareholders;

                  (c) Shareholders may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach is not cured within five business days after notice of such breach has been given by Shareholders to Buyer; and

                  (d) Buyer or Shareholders may terminate this Agreement if the Closing has not occurred by December 31, 1997.

         8.2. Effect of Termination. If Buyer or Shareholders terminate this Agreement pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party, except as provided below. Notwithstanding the foregoing, Sections 6.5 and 11.4, and the Confidentiality Agreement shall survive any termination of this Agreement. If this Agreement is terminated because of the negligent, wilful or intentional breach of any term or provision hereof, the non-breaching party shall be entitled to be reimbursed from the breaching party for all of its out-of-pocket expenses incurred in connection with this Agreement to the date of termination, including without limitation, legal, accounting and financial advisor costs and expenses. If the transactions contemplated hereby are not consummated for any reason whatsoever, nothing contained in this Article IX shall be deemed to preclude either party from seeking to recover damages which it incurs as a result of such non-consummation or to obtain other legal or equitable relief (including specific performance), if such non-consummation results from a negligent, wilful or intentional breach of any term or provision of this Agreement by the party from whom damages are or against whom such other legal or equitable relief is sought.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

         9.1. Survival. All representations and warranties contained in this Agreement (including all Exhibits and Schedules hereto) shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and shall continue to be fully effective and enforceable for a period of three years following the Closing Date (unless a different period is specifically provided below), but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Article or claims alleging fraud on the part of a party hereto. Any claim for indemnification asserted in writing (which claim shall provide reasonable detail of the indemnity claim) before the third anniversary of the Closing Date or other applicable survival period shall survive until resolved or judicially determined. The representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 hereof and any representations regarding tax returns and reports filed by any Taxpayer and Shareholders' indemnification obligation with respect thereto shall survive for the applicable statute of limitations period. All covenants and agreements contained herein shall survive indefinitely unless a shorter time period is provided for in this Agreement. Except as set forth herein, the representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

         9.2. Indemnification.

                  (a) Shareholders shall, jointly and severally, indemnify, hold harmless and defend Buyer from and against any and all loss, damage, cost, expense (including court costs and reasonable attorneys' fees at all levels of trial and appeal and expenses and costs of investigation), suit, action, claim, deficiency, liability or obligation ("Adverse Consequences") related to, caused by or arising from any misrepresentation or breach of any representation, warranty or covenant of any Shareholder under this Agreement. Shareholders shall not be liable for indemnification under this Agreement until the aggregate amount of all such claims exceeds $100,000 and then Buyer shall be entitled to recover only the amount in excess of such claims. The maximum aggregate liability of Shareholders for indemnification under Article X of this Agreement is $16,000,000.

                  (b) Buyer shall, jointly and severally, indemnify, hold harmless and defend Shareholders from and against any and all Adverse Consequences related to, caused by or arising from any misrepresentation or breach of any representation, warranty or covenant of Buyer under this Agreement. Buyer shall not be liable for indemnification under this Agreement until the aggregate amount of such claims exceeds $100,000 and then Shareholders shall be entitled to recover only the amount in excess of such claims. The maximum aggregate liability of Buyer for indemnification under Article X of this Agreement is $16,000,000.

                  (c) The party seeking indemnification under this Article shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification. All rights contained in this Article are cumulative. All indemnification rights shall be deemed to apply in favor of the indemnified party's officers, directors, representatives, subsidiaries, Affiliates, successors and assigns. If an indemnifiable matter involves a third party action, suit, claim or demand, then, upon receipt of notice, the indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control of the litigation, defense or settlement of the indemnification matter (referred to as the "Defense"), except that: (a) the indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (b) if the indemnitee reasonably believes that the handling of the Defense by the indemnitor may have a material adverse affect on the indemnitee's business or its relationship with any client, employee, contractor, salesman, agent or representative, then the indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense; provided that the indemnitor shall continue to be obligated to indemnify the indemnitee with respect thereto and shall be entitled to participate in the Defense at its expense and through counsel of its choice; (c) the indemnitor shall not consent to any judgment or agree to any settlement without the indemnitee's prior written consent; provided that, if the indemnitee withholds its consent to any monetary judgment or settlement that is acceptable to the indemnitor, then (1) the indemnitor's liability with respect to such indemnification shall be limited to such monetary amount, and (2) the indemnitee shall be responsible for any additional costs reasonably incurred by the indemnitor in connection therewith;
(d) if the indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the indemnitee may, at its option and through counsel of its choice, but at the indemnitor's expense, assume control over the Defense; provided that the indemnitor shall continue to be obligated to indemnify the indemnitee with respect thereto; and (e) in any event, the indemnitor and the indemnitee shall fully cooperate with each other in connection with the Defense, including, but not limited to, furnishing all available documentary or other evidence as is reasonably requested by the other.

                  (d) Buyer shall be entitled to recover any indemnification payments due hereunder by setting off against any amounts due from Buyer to Shareholders under this Agreement, including the Collection Payment, the Collection Interest Payment, the Earnout Payment, or any other agreement, whether or not such amounts are due from Buyer by the express terms of any such agreement or as a result of settlement or judgment with respect to any such agreement but not the Employment Agreements with Shareholders; provided, however, that to the extent then available, the Buyer's indemnification claims hereunder shall first be set-off against the Collection Payment, the Collection Interest Payment and/or the Earnout Payment. Buyer's continuing right of set-off shall not be deemed Buyer's exclusive remedy for Shareholders' breach of any of the representations, warranties or agreements set forth herein.

                  (e) If Shareholders indemnify Buyer with respect to a breach of the representations and warranties in Section 4.26 relating to the collection of accounts receivable, Buyer shall, concurrently with its receipt of such indemnification payment, assign to Shareholders all of its title to, and the right to collect on, the accounts receivable in question.

                  (f) The remedy provided by this Article X, subject to the limitations set forth herein, shall be the parties' sole and exclusive remedy for the recovery of any damages resulting from, relating to or arising out of this Agreement, and no party shall be entitled to an award of punitive or exemplary damages against any other party.

                  (g) In the event that any party is required to make any payment under this Article X, such party shall promptly pay the indemnified party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article X, the indemnifying party shall, nevertheless, pay when due such portion, if any, of the obligation as shall not be subject to dispute. The portion in dispute shall be paid upon a final and non-appealable resolution of such dispute. Upon the payment in full of any claim, the indemnifying party shall be subrogated to the rights of the indemnified party against any person with respect to the subject matter of such claim.

                  (h) To the extent any Adverse Consequence causes a reduction in either the Earnout Payment and/or the Collection Payment, such Adverse Consequence shall not also be subject to indemnification under this Article X to the extent of such reduction.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1.    Definitions.

         "Accountant" shall mean B.D.O. Seidman or the Buyer's then current independent public accountant, a "big six" accounting firm (or their successor) or a mutually acceptable accounting firm.

         "Acquisition Proposals" has the meaning set forth in Section 6.8.

         "Affiliate" has the meaning set forth in Section 4.7.

         "Benefit Plans" has the meaning set forth in Section 4.19.

         "Business" has the meaning set forth in the preamble.

         "Buyer" has the meaning set forth in the preamble.

         "Claims" has the meaning set forth in Section 6.10.

         "Closing" has the meaning set forth in Section 3.1.

         "Closing Agreements" has the meaning set forth in Section 3.4.

         "Closing Date" has the meaning set forth in Section 3.1.

         "Closing Payment" has the meaning set forth in Section 2.1(a).

         "Code" has the meaning set forth in Section 4.19(i).

         "Collection Payment" has the meaning set forth in Section 2.1(b).

         "Collection Payment Date" shall mean 90 days following the applicable Closing Payment Period.

         "Collection Period" has the meaning set forth in Section 2.1(b).

         "Company" has the meaning set forth in the preamble.

         "Earnout Payment" has the meaning set forth in Section 2.1(c).

         "Earnout Payment Date" shall mean 90 days following the applicable Earnout Payment Period.

         "Earnout Period" has the meaning set forth in Section 2.1(c).

         "ERISA" has the meaning set forth in Section 4.19(h).

         "Financial Statements" has the meaning set forth in Section 4.8.

         "Intellectual Property" has the meaning set forth in Section 4.16.

         "Investments" has the meaning set forth in Section 4.27.

         "Licenses and Permits" has the meaning set forth in Section 4.12.

         "Material Contracts" has the meaning set forth in Section 4.17.

         "Personal Property Leases" has the meaning set forth in Section 4.15.

         "Pre-Closing Periods" has the meaning set forth in Section 4.20(d).

         "Real Estate Leases" has the meaning set forth in Section 4.14.

         "Releasees" has the meaning set forth in Section 6.10.

         "Returns" has the meaning set forth in Section 4.20(a).

         "S corporation" has the meaning set forth in Section 4.20(f).

         "SEC Reports" has the meaning set forth in Section 5.6.

         "Shareholders" has the meaning set forth in the preamble.

         "Significant Subsidiaries" has the meaning set forth in Section 3.3(c).

         "Stock" has the meaning set forth in the preamble.

         "Subsidiaries" has the meaning set forth in Section 4.5.

         "Taxes" has the meaning set forth in Section 4.20.

         "Third Party" has the meaning set forth in Section 6.8.

         10.2. Notices. All notices, requests, consents, demands and other communications hereunder must be in writing and shall be personally delivered, sent by overnight carrier (such as Express Mail, Federal Express, etc.) with a delivery receipt obtained or sent by facsimile transmission with confirming copy sent by overnight carrier and a delivery receipt obtained and addressed to the intended recipient as follows:

                  (a)  If to Shareholders:

                           Stanley L. Furst, President
                           New Jersey Mortgage and Investment Corp.
                           5 Becker Farm Road
                           Roseland, NJ  07068

                           Telephone:       201-535-4820
                           Facsimile:       201-535-4870

                           and

                           Joel E. Furst, Senior Vice President

                           New Jersey Mortgage and Investment Corp.
                           5 Becker Farm Road
                           Roseland, NJ  07068

                           Telephone:       201-535-4820
                           Facsimile:       201-535-4870

                  with a copy to:

                           Walter McNeill, Esquire
                           Weil Gotshal & Manges LLP
                           767 5th Avenue
                           New York, NY  10153

                           Telephone:       212-301-8091
                           Facsimile:       212-735-6989

                  (b) If to Buyer:

                           Anthony J. Santilli, Jr.
                           Chief Executive Officer
                           American Business Financial Services, Inc.
                           BalaPointe Office Centre
                           111 Presidential Blvd., Suite 215
                           Bala Cynwyd, PA  19004

                           Telephone:       610-668-2440
                           Facsimile:       610-668-1468

                  with copies to:

                           Jeffrey M. Ruben
                           Senior Vice President and General Counsel
                           American Business Financial Services, Inc.
                           BalaPointe Office Centre
                           111 Presidential Blvd., Suite 215
                           Bala Cynwyd, PA  19004

                           Telephone:       610-668-2440
                           Facsimile:       610-668-4164

                           and

                           Blank Rome Comisky & McCauley
                           One Logan Square
                           Philadelphia, PA  19103
                           Attention: Lawrence F. Flick, II

                           Telephone:       215-569-5556
                           Facsimile:       215-569-5522

Any party may change its address for receiving notice by written notice given to the others named above.

         10.3. Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         10.4. Expenses and Taxes. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby. Any sales, transfer or other taxes or fees applicable to the conveyance and transfer from Shareholders to Buyer of the Stock shall be borne by Shareholders. The provisions of this
Section 11.4 shall survive any termination of this Agreement.

         10.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.6. Benefit. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. Neither party hereto may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party.

         10.7. Entire Transaction. This Agreement and the documents referred to herein, and the Confidentiality Agreement, dated June 17, 1997, among the Company and Buyer (the "Confidentiality Agreement") contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties with respect to the subject matter hereof.

         10.8. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

         10.9. Waiver. Any party's lack of enforcement of any provision of this Agreement shall not be construed as a waiver of any such provision and the non-breaching party may elect to enforce any such provision in the event of past, repeated or continuing breach. No waiver of any of the provisions of this Agreement or of any of the rights or remedies of the parties hereto shall be valid unless such waiver is in writing signed by the parties so waiving. No waiver in one or more instances of any of the provisions of this Agreement shall be deemed a continuing waiver or a waiver of any other provision.

         10.10. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "or" is not exclusive. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.11. Announcements. No announcement of this Agreement or any transaction contemplated hereby shall be made by any party without the written approval of the other parties hereto (which approval shall not be unreasonably withheld), except as required by law or the regulations of any securities exchange.

         10.12. Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed all as of the date first written above.


                              AMERICAN BUSINESS FINANCIAL SERVICES,
                              INC.


                              By: /s/ Anthony J. Santilli, Jr.
                                  ------------------------------------

                              Title: President
                              ----------------------------------------


                              /s/ Stanley L. Furst
                              __________________________________________
                              STANLEY L. FURST

                              /s/ Joel E. Furst
                              __________________________________________
                              JOEL E. FURST

                             EXHIBITS AND SCHEDULES

Exhibits
    A             List of Collection Payment Assets
    B             Form of Stanley L. Furst Employment Agreement
    C             Form of Joel E. Furst Employment Agreement
    D             List of Other Persons to Enter into Employment Agreements.

Schedules

Shareholders' Schedules

   4.3.             Qualified to do Business
   4.5.             Subsidiaries
   4.6.             Consents
   4.7.             Transactions with Affiliates
   4.8.             Financial Statements
  4.11.             Insurance
  4.12.             Licenses and Permits
  4.13.             Title to Assets
  4.14.             Real Estate
  4.15.             Personal Property Leases
  4.17.             Material Contracts
  4.18.             Employees
  4.19.             Employee Benefit Plans
  4.21.             Litigation
  4.22.             Compliance
  4.24.             Banking Relationships and Investments
  4.26.             Undisclosed Liabilities
  4.31.             Subordinated Debt
  4.35.             Repurchase Obligations



      THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED
              EXHIBIT OR SCHEDULE TO THE COMMISSION UPON REQUEST.